Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Entasis Therapeutics Holdings Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-228384 and 333-230593) on Form S-8 and (No. 333-234041) on Form S-3 of Entasis Therapeutics Holdings Inc. of our report dated March 11, 2020, with respect to the consolidated balance sheets of Entasis Therapeutics Holdings Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ (deficit) equity, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2019 annual report on Form 10-K of Entasis Therapeutics Holdings Inc. Our report dated March 11, 2020 contains an explanatory paragraph that states that the Company has incurred recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boston, Massachusetts

March 11, 2020